SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): October 26, 2011

INTERFACE, INC.
(Exact name of Registrant as Specified in its Charter)

Georgia	001-33994	58-1451243
(State or other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification No.)

2859 Paces Ferry Road, Suite 2000 Atlanta, Georgia		30339
(Address of principal executive offices)		(Zip code)

Registrant’s telephone number, including area code: (770) 437-6800

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.05	COSTS ASSOCIATED WITH EXIT OR DISPOSAL ACTIVITIES.

On October 26, 2011, we committed to a restructuring plan intended to reduce costs across our worldwide operations and more closely align our operations with reduced demand levels in certain markets. As a result of this plan, we expect to incur restructuring and asset impairment charges of approximately $6.5 million to $8.0 million during the fourth quarter of 2011. The majority of the charge will relate to reductions of approximately 100 employees (approximately $5-6 million) as well as smaller amounts for contract termination costs (approximately $0.5-1.0 million) and impairment of assets (approximately $0.8-1.0 million). We anticipate that approximately $5.5-6.5 million of this charge will result in future cash expenditures, primarily severance expense. We expect actions related to this restructuring plan to be completed by the end of the fourth quarter of 2011, and we expect to generate annual savings of approximately $11.0 million as a result thereof.

ITEM 8.01	OTHER EVENTS.

On October 26, 2011, Daniel T. Hendrix was elected Chairman of the Board of Directors of Interface, Inc. Mr. Hendrix has served as President and Chief Executive Officer of Interface since July 2001, and will now assume the additional role as Chairman. Mr. Hendrix has been a member of the Board of Directors since 1996.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTERFACE, INC.

By:	/s/ Patrick C. Lynch
Patrick C. Lynch
Senior Vice President

Date: October 27, 2011